FIRST AMENDMENT TO COMMON STOCK OPTION AGREEMENT

This First Amendment to the Common Stock Option Agreement (this “Amendment”) is made and entered into as of the 25th day of January 2021 (“Effective Date”), by and among Jupiter Wellness Inc., a Delaware corporation (the “Company”), and Krista Whitley, an individual (“Option Holder”) (jointly, the “Parties”).

RECITALS

WHEREAS, the Company and Krista Whitley are parties to that certain Confidential Membership Interest Purchase Agreement dated February, 21, 2020 and the related Common Stock Option Agreement, dated February, 21, 2020 (the “Original Agreement” and, as amended by this Amendment, the “Stock Option Agreement”), pursuant to which, the Company agreed to grant the Option Holder an Option to purchase 250,000 restricted shares of the Company’s common stock at an exercise price of $1.00 per share expiring on February 20, 2025;

WHEREAS, pursuant to Section 9(b) of the Original Agreement, the Original Agreement can be amended with the written consent of the parties thereto.

,

WHEREAS, the Parties desire to provide for a maximum of 185,000 shares to be issuable upon exercise of the Option, and to amend the manner of exercise in Section 4 of the Original Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	The maximum number of shares for which the Option is exercisable shall be reduced from 250,000 shares to 185,000, which are subject to a cashless exercise .

2.	Section 4.a and 4.b. are hereby deleted in their entirety and replaced with the following:

4. Exercise of Options.

a.	Exercise of this Option shall be made upon delivery to the Company pursuant to Section 8, of (i) this Stock Option Agreement; (ii) a duly completed and executed election notice, in the form attached hereto (the “Election Notice”) and (iii) payment of the Exercise Price. Payment of the Exercise Price may be made at the option of the Option Holder either (a) in cash, wire transfer or by certified or official bank check payable to the order of the Company equal to Exercise Price per share in effect at the time of exercise multiplied by the number of Option Shares specified in the Election Notice, or (b) through a cashless exercise provided in Section 4(b) below. The Company shall promptly (but in no event later than five (5) business days after the “Date of Exercise,” as defined herein) issue or cause to be issued and cause to be delivered to the Option Holder in such name or names as the Option Holder may designate in the Election Notice, a certificate for the Option Shares issuable upon such exercise, with such restrictive legend as required by the 1933 Act, as applicable. Any person so designated by the Option Holder to receive Option Shares shall be deemed to have become holder of record of such Option Shares as of the Date of Exercise of this Option. All Option Shares delivered to the Option Holder the Company covenants, shall upon due exercise of this Option, be duly authorized, validly issued, fully paid and non-assessable.

b.	If the closing price per share of the Common Stock (as quoted by NASDAQ Capital Market or other principal trading market, if applicable) reported on the day immediately preceding the Date of Exercise (the “Fair Market Value”) of one share of Common Stock is greater than the Exercise Price of one Option Share (at the date of calculation as set forth below), in lieu of exercising this Option for cash, the Option Holder may elect to receive that number of Option Shares computed using the following formula:

X=Y*(A-B)/A

Where X= the number of shares of Common Stock to be issued to the Option Holder

Y= the number of shares of Option Shares purchasable under this Option or, if only a portion of this Option is being exercised, the portion of this Option being exercised (at the date of such calculation). The maximum number of shares which shall be issuable pursuant to a cashless exercise is 185,000 .

A= Fair Market Value

B= Exercise Price (as adjusted to the date of such calculation)

For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the Option Shares issued in a cashless exercise transaction in the manner described above shall be deemed to have been acquired by the Option Holder, and the holding period for the Option Shares shall be deemed to have commenced, on the date of this Amendment. . "Date of Exercise" means the date on which the Company shall have received (i) this Option (or any new option, as applicable), (ii) the Election Notice (or attached to such new option) appropriately completed and duly signed, and (iii) payment of the Exercise Price for the number of Option Shares so indicated by the Option Holder to be purchased or for which cashless exercise has been elected.

3.        Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreements, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Option Agreement in the Original Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Option Agreement, as amended by this Amendment (or as the Option Agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Agreement.

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this First Amendment to Common Stock Option Agreement of the date first above written.

[SIGNATURES ON FOLLOWING PAGE]

Jupiter Wellness, Inc	Option Holder:

By: /s/ Brian John	By: /s/ Krista Whitley
Name: Brian S. John	Name: Krista Whitley
Title: President/CEO